Exhibit 99.1

STRATA Skin Sciences Reports Second Quarter 2023 Revenue

Company to Host Conference Call and Webcast Today, August 9, 2023, at 4:30 PM ET

HORSHAM, Pa., August 9, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 and Recent Business Highlights:
●	Revenues in the second quarter of 2023 were $8.3 million, compared to $9.1 million for the second quarter of 2022.
●	Secured up to an additional $12 million financing with MidCap Financial.
●	Placed 73 TheraClear®X devices as of June 30, 2023.

"Throughout the second quarter, we achieved significant operational milestones, including the JCAD TheraClearX publication, the initiation of Dr. Ablon's clinical study for acne, and the placement of 73 TheraClearX devices. Regarding second quarter revenues, we expect international sales to improve sequentially, as anticipated sales during the second quarter have shifted into the second half of the year,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “Furthermore, our recent financing will allow for the continued implementation of our strategic initiatives which are focused on profitable revenue growth.”

Second Quarter Financial Results
Revenues for the second quarter of 2023 were $8.3 million, as compared to revenues of $9.1 million for the second quarter of 2022.

Global recurring revenues for the second quarter of 2023 were $5.5 million, as compared to global recurring revenues of $5.6 million for the second quarter of 2022. Equipment revenues were $2.8 million for the second quarter of 2023, as compared to $3.5 million for the second quarter of 2022, which included a $1.5 million one-time equipment sale to China.

Gross profit for the second quarter of 2023 was $4.3 million, or 52.3% of revenues, as compared to $5.0 million, or 54.8% of revenues, for the second quarter of 2022. The decrease in gross profit percentage was primarily attributed to higher depreciation and material costs during the three months ended June 30, 2023.

Selling and marketing costs for the second quarter of 2023 were $3.4 million, as compared to $4.1 million for the second quarter of 2022. The lower selling and marketing costs can be attributed to a reduction in advertising costs. General and administrative costs for the second quarter of 2023 were $2.5 million, as compared to $2.3 million for the second quarter of 2022. The higher general and administrative costs are primarily attributed to higher legal and accounting and sales tax costs.

Other expense for the second quarter of 2023 was $1.2 million, as compared to $0.2 million for the second quarter of 2022. The increase in other expense for the second quarter was primarily attributed to a loss on debt extinguishment of $0.9 for the three and six months ended June 30, 2023.

Net loss for the second quarter of 2023 was $3.1 million, or a loss of $0.09 per basic and diluted common share, as compared to the net loss for the second quarter of 2022 of $1.9 million, or a net loss of $0.05 per basic and diluted common share.

For the period ending June 30, 2023, the company had a cash balance of $10.4 million. The increase in cash and cash equivalents is due to the financing with MidCap Financial. The new debt facility consists of a refinancing of the existing $8.0 million term loan and an additional $7.0 million tranche funded at closing. STRATA also has the option to receive an additional $5 million tranche in 2024.

For the fiscal year ending December 31, 2023, we are revising guidance in the range of $35 million to $38 million. This adjustment is attributed to a slowdown in capital expenditure spending and macroeconomic factors that have impacted our equipment sales. While the company recognizes potential upside within this guidance, the company believes this updated projection offers a conservative perspective on its anticipated performance, ensuring stakeholders have a balanced view of the year ahead.

Webcast and Conference Call Information

STRATA management will host a conference call today, beginning at 4:30 PM ET. The conference call will be concurrently webcast. The link to the webcast is available here: STRATA Skin Sciences Earnings Webcast and will be archived for future reference. To listen to the conference call, please dial 877-269-7756 (US/Canada), 1-201-689-7817 (International), and use the conference ID number 13739272.

Reconciliation of Non-GAAP Measures

To supplement the Company’s consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company provides certain non-GAAP measures of financial performance, including non-GAAP adjusted EBITDA and Gross Domestic Recurring Billings.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards but is not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation of the GAAP measures of net loss to non-GAAP measures included in this press release is as follows (in thousands) (unaudited):

	For the Three Months Ended June 30,
	2023	2022
Net loss	$(3,148)	$(1,892)

Adjustments:
Depreciation and amortization	1,428	1,339
Amortization of operating lease right-of-use assets	63	92
Loss on disposal of property and equipment	24	18
Interest expense, net	277	198
Non-GAAP EBITDA	(1,356)	(245)
Stock-based compensation expense	352	452
Loss on debt extinguishment	909	—
Non-GAAP adjusted EBITDA	$(95)	$207

XTRAC Gross Domestic Recurring Billings

XTRAC gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments, which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP XTRAC gross domestic billings to domestic recorded revenue for the second quarter 2023 and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022
Gross domestic recurring billings	$5,057	$5,956
Co-Pay adjustments	(88)	(204)
Other discounts	(31)	(46)
Deferred revenue from prior quarters	2,025	1,970
Deferral of revenue to future quarters	(2,005)	(2,499)
GAAP Recorded domestic revenue	$4,958	$5,177

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,034	$5,434
Restricted cash	1,361	1,361
Accounts receivable, net of allowance for credit losses of $244 and $382 at June 30, 2023 and December 31, 2022, respectively	4,401	4,471
Inventories	5,921	5,547
Prepaid expenses and other current assets	528	691
Total current assets	21,245	17,504
Property and equipment, net	8,319	7,498
Operating lease right-of-use assets	807	975
Intangible assets, net	15,959	17,394
Goodwill	8,803	8,803
Other assets	71	98
Total assets	$55,204	$52,272

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,880	$3,425
Accrued expenses and other current liabilities	6,731	6,555
Deferred revenues	2,436	2,778
Current portion of operating lease liabilities	392	355
Current portion of contingent consideration	681	313
Total current liabilities	14,120	13,426
Long-term debt, net	14,987	7,476
Deferred revenues and other liabilities	596	314
Deferred tax liability	306	306
Operating lease liabilities, net of current portion	387	610
Contingent consideration, net of current portion	7,899	8,309
Total liabilities	38,295	30,441
Commitments and contingencies
Stockholders’ equity:
Series C convertible preferred stock, $0.10 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 34,881,453 and 34,723,046 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	35	35
Additional paid-in capital	250,085	249,024
Accumulated deficit	(233,211)	(227,228)
Total stockholders’ equity	16,909	21,831
Total liabilities and stockholders’ equity	$55,204	$52,272

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,
	2023	2022
Revenues, net	$8,250	$9,105
Cost of revenues	3,932	4,112
Gross profit	4,318	4,993

Operating expenses:
Engineering and product development	374	209
Selling and marketing	3,416	4,146
General and administrative	2,490	2,332
	6,280	6,687

Loss from operations	(1,962)	(1,694)

Other (expense) income:
Loss on debt extinguishment	(909)	—
Interest expense	(298)	(208)
Interest income	21	10
	(1,186)	(198)
Net loss	$(3,148)	$(1,892)
Net loss per share of common stock, basic and diluted	$(0.09)	$(0.05)
Weighted average shares of common stock outstanding, basic and diluted	34,881,453	34,723,046

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,983)	$(4,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,390	1,224
Amortization of operating lease right-of-use assets	168	181
Amortization of intangible assets	1,435	1,436
Amortization of deferred financing costs and debt discount	83	76
Change in allowance for credit losses	(138)	(47)
Stock-based compensation expense	677	820
Loss on disposal of property and equipment	24	35
Loss on debt extinguishment	909	—
Changes in operating assets and liabilities:
Accounts receivable	208	491
Inventories	(272)	(898)
Prepaid expenses and other assets	190	(203)
Accounts payable	351	1,419
Accrued expenses and other liabilities	211	(217)
Deferred revenues	(95)	(135)
Operating lease liabilities	(186)	(197)
Net cash used in operating activities	(1,028)	(409)
Cash flows from investing activities:
Purchase of property and equipment	(2,337)	(1,510)
Cash paid in connection with TheraClear asset acquisition	—	(631)
Net cash used in investing activities	(2,337)	(2,141)
Cash flows from financing activities:
Proceeds from long-term debt	7,000	—
Payment of deferred financing costs	(35)	—
Net cash provided by financing activities	6,965	—
Net increase (decrease) in cash, cash equivalents and restricted cash	3,600	(2,550)
Cash, cash equivalents and restricted cash, beginning of period	6,795	12,586
Cash, cash equivalents and restricted cash, end of period	$10,395	$10,036
Cash and cash equivalents	$9,034	$10,036
Restricted cash	1,361	—
	$10,395	$10,036
Supplemental disclosure of cash flow information:
Cash paid for interest	$497	$329
Supplemental disclosure of non-cash operating, investing and financing activities:
Inventories acquired in connection with TheraClear asset acquisition	$—	$71
Intangible assets acquired in connection with TheraClear asset acquisition	$—	$10,182
Contingent consideration issued in connection with TheraClear asset acquisition	$—	$9,122
Common stock issued in connection with TheraClear asset acquisition	$—	$500
Modification of common stock warrants	$384	$—
Transfer of property and equipment to inventories	$102	$449
Accrued payment of contingent consideration	$42	$—
Accrued exit fee recorded as debt discount	$450	$—
Deferred financing costs in accounts payable	$62	$—